Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-120093, 333-151850, 333-168434, 333-181468, 333-216655, 333-217843 and 333-256287) on Form S-8 and the registration statements (Nos. 333-117902 and 333-239004) on Form S-3 of our reports dated February 27, 2023, with respect to the consolidated financial statements of Denny’s Corporation and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Greenville, South Carolina
February 27, 2023